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                                                                    EXHIBIT 99.2

                                (WILLIAMS LOGO)

NEWS RELEASE

NYSE: WMB

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DATE:    May 30, 2003


  WILLIAMS COMPLETES THREE TRANSACTIONS: RECEIVES CASH PROCEEDS OF $575 MILLION
                                      TODAY

Company Closes Sale of Certain Gas Reserves, Power Contract and Ethanol Business

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has closed three previously announced transactions involving sales of assets and a power contract for approximately $663 million in aggregate consideration.

         "These events show how we are executing on our business plan in a big way. Asset sales are shaping a new Williams that is financially healthier and commercially focused on selected businesses and markets where we can be a leader in the natural gas arena," said Steve Malcolm, chairman, president and chief executive officer.

                        TODAY'S COMPLETED SALES INVOLVE:

         o Certain exploration and production properties in Kansas, Colorado and New Mexico to XTO Energy (NYSE:XTO) for $381 million, of which $341 million cash was received today. Williams had already received $40 million as an initial deposit in April. An additional $19 million relates to cash being received by Williams for revenues and preferential right elections since the announcement of the transaction in early April. The total purchase price of the transaction is $400 million.

         o A full-requirements power contract with Jackson Electric Membership Corporation to Progress Energy (NYSE:PGN) for $175 million cash today, plus an additional $13 million as requirements related to the transitioning of operations are met by August 15.

         o Williams' equity interest in Williams Bio-Energy L.L.C. to a new company formed by Morgan Stanley Capital Partners. Following adjustments to the $75 million purchase price pursuant to the purchase and sale agreement, Williams received $59 million in cash. The sale included ethanol production plants in Pekin, Ill., and Aurora, Neb.

         With today's proceeds, Williams has received roughly $2.1 billion of the expected $2.75 billion cash from asset sales that have been closed or announced this year. The balance is scheduled to be received throughout the second quarter.


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          "We are using these sources of cash to manage our company and its liquidity closely, carefully and thoughtfully," said Malcolm. "These proceeds help us reduce debt and improve our balance sheet to support our natural gas production, processing and pipeline assets."

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.


CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.